Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Registration No. 333-284805) and Form S-1 (Registration No. 333-276130) of our report dated March 30, 2026 (which includes an explanatory paragraph relating to OneMedNet Corporation’s ability to continue as a going concern), relating to the consolidated financial statements of OneMedNet Corporation as of and for the years ended December 31, 2025 and 2024, which appears in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ WithumSmith+Brown, PC

East Brunswick, New Jersey
March 30, 2026